Exhibit 4.72
SIDE LETTER
TO THE SHARE PURCHASE AGREEMENT DATED OCTOBER 26, 2016
This Side Letter is made and entered into this October 26th, 2016 by and between ROSALIA SHAREHOLDERS LIMITED a corporation organized under the laws of the Republic of the Marshall Islands (the "Buyer"), TMS Bulkers Ltd. a corporation organized under the laws of Marshall Islands (the "Buyers' Guarantor"), AZALEA SHAREHOLDERS LIMITED a corporation organized under the laws of the Republic of the Marshall Islands (the "Seller") and Dryships Inc. a corporation organized under the laws of Marshall Islands (the "Sellers' Guarantor", all the above parties collectively referred to as the "Parties").
WHEREAS, the Buyer and Seller have entered into a Share Purchase Agreement dated October 26th, 2016 (the "SPA") pursuant to the terms of which the Seller agreed to sell and transfer to the Buyer all of the shares in the owning company of m/v "AMALFI" (the "Vessel") being Ialysos Owning Company Limited of Marshall Islands in exchange for a purchase price of United States Dollars Nine Million Five Hundred Thousand (US$ 9,500,000) less the outstanding balance under a loan agreement dated 13th March 2008 as amended, supplemented and novated from time to time with Piraeus Bank S.A. (the "Debt") on the basis of zero working capital including cash.
WHEREAS, the Parties have agreed to waive the amount payable as working capital (the "Working Capital") from the Buyer to the Seller pursuant to the terms of the SPA.
NOW, THEREFORE, the Parties, in consideration of and in reliance on the mutual promises contained herein, acknowledge and agree:
a)	THAT the amount payable as Working Capital pursuant to the terms of the SPA from the Buyer to the Seller is hereby waived.
b)
THAT the Buyer is hereby released from its obligation to pay the Working Capital to the Seller under the SPA and that the Seller and the Buyer have no claims against each other arising under the terms of the SPA.

The Parties shall keep this SIDE LETTER and any part of it strictly confidential and not disclose it or any part of it to any third party without the other party's prior written consent.
This Side Letter shall be governed by and construed under the laws of England and Wales. All disputes, differences, controversies or claims arising out of or in connection with this side letter shall be referred to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (LMAA).
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Dated as of 26th day of October, 2016

For the Buyer

By:	/s/ Charalampos Alivizatos
Name:	Charalampos Alivizatos
Title:	Attorney-in-fact

For the Seller

By:	/s/ Dimitrios Dreliozis
Name:	Dimitrios Dreliozis
Title:	Attorney-in-fact

For the Buyers' Guarantor

By:	/s/ Charalampos Alivizatos
Name:	Charalampos Alivizatos
Title:	Attorney-in-fact

For the Sellers' Guarantor

By:	/s/ Dimitrios Dreliozis
Name:	Dimitrios Dreliozis
Title:	Attorney-in-fact